Exhibit 99.1

Current Business Information

Quarter-To-Date

August 21, 2006

	July 2006
	% Change
	vs.
	Prior Year	Commentary
Consolidated Sales	20	Strong growth in Gases and Equipment, and Performance Materials.

Electronics Sales 3 Mo Rolling Avg**	14	Specialty material volumes continue to increase while equipment revenues were essentially flat.

EPI On-site/Pipeline Volume	21	Volumes strong across most franchises.

Asia Liquid/Bulk Volume	17	Strong growth in China continues.

North America Gases:

Liquid/Bulk Volume	3	Growth across all major products. Tight operating conditions.

LOX/LIN Price	10	Pricing programs and surcharges continue to recover higher energy costs.

Europe Gases:

Liquid/Bulk Volume	8	Good growth including some spot activity. New business signings continue to be encouraging.

Cylinder Volume	(1)

LOX/LIN Price	2	Pricing programs across the region.

Chemical Sales Volume:	(10)	Volumes exclude Tomah acquisition and Geismar divestiture.

Performance Volume	12	Growth across Epoxy Additives, Surfactants and Polyurethane Additives.

Amines, PUI & Polymers Volumes	(20)	Good growth in Emulsions was more than offset by weakness in Polyurethane Intermediates (customer shutdowns). Amines volumes mixed.

** Three month rolling average; excludes Liquid/Bulk revenues and equity affiliate revenues.

Note: We are providing this information at the request of financial analysts and investors who have indicated that it would assist them in understanding recent business trends at Air Products. This information is based on current estimates and data that we believe in our judgment to be reliable. Please keep in mind that sales volumes and prices are not the only factors that determine future financial performance. Many other factors including raw material, energy, distribution and overhead costs and other price changes also influence earnings.